Exhibit 99.6

BNN Technology PLC

First Floor, Mallory House, Goostrey Way

Knutsford, Cheshire WA16 7GY

United Kingdom

May 15, 2019

MICT, Inc.

28 West Grand Avenue, Suite 3 Montvale, New Jersey 07645

Attn: David Lucatz, Chief Executive

ParagonEx Limited Willow House Main Road Onchan

Isle of Man IM3 1AJ Attn: Simon Duggan

Mark Gershinson

8 De Walden Court

85 New Cavendish Street London W1W 6XD United Kingdom

Re: Extension Notice

Gentlemen,

Pursuant to Section 13.1(b) of the Acquisition Agreement, dated as of December 18, 2018 (as amended, the “Acquisition Agreement”), by and among MICT, Inc., a Delaware corporation, Global Fintech Holdings Ltd., a British Virgin Islands corporation (“BVI Pubco”), GFH Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of BVI Pubco, BNN Technology PLC, a United Kingdom private limited company (“BNN”), Brookfield Interactive (Hong Kong) Limited, a Hong Kong company (“BI China”), the shareholders of BI China, ParagonEx Ltd., a British Virgin Islands company (“ParagonEx”), certain holders of ParagonEx’s outstanding ordinary shares (the “ParagonEx Executing Shareholders”), the 102 Trustee holding shares on behalf of certain ParagonEx Executing Shareholders and Mark Gershinson, BNN hereby provides notice to the other parties to the Acquisition Agreement that it has elected to extend the “Outside Date” for termination of the Acquisition Agreement for an additional sixty (60) days because the Registration Statement (as defined in the Acquisition Agreement) is still subject to review and comment by the staff of the Securities and Exchange Commission.

BNN TECHNOLOGY PLC

By:	/s/ Darren Mercer
Name:	Darren Mercer
Title:	Executive Director